Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Compensation Committee of the Board of Directors of
H&R Block, Inc. 2000 Employee Stock Purchase Plan:
We consent to the incorporation by reference of our report in the Registration Statement (No. 333-42736) on Form S-8 of H&R Block, Inc. of our report dated September 4, 2007, with respect to the statement of financial position as of June 30, 2007 and the related statements of income and changes in plan equity for each of the years in the two-year period ending June 30, 2007, of the H&R Block, Inc. 2000 Employee Stock Purchase Plan, which report appears in the June 30 2008 annual report on Form 11-K of the H&R Block Inc. 2000 Employee Stock Purchase Plan.
Kansas City, Missouri
September 29, 2008